Exhibit 99.1

FOR IMMEDIATE RELEASE

JOSEPH P. HARPER, SR. RETIRES FROM EXECUTIVE DUTY
AT STERLING CONSTRUCTION BUT REMAINS ON THE BOARD

HOUSTON, TX –  January 28, 2013 – Sterling Construction Company, Inc. (NasdaqGS: STRL), ("Sterling" or the "Company") today reported that, as previously anticipated, Joseph P. Harper, Sr., 67, has retired as President, Chief Operating Officer and Treasurer of the Company.  Concurrent with Mr. Harper's retirement, the Board of Directors has elected Sterling’s Chief Executive Officer, Peter E. MacKenna, to succeed Mr. Harper in the additional role of President.  Sterling’s Executive Vice President and Chief Financial Officer, Elizabeth D. Brumley, will now also serve as Treasurer.  Mr. Harper will continue to serve on Sterling’s Board of Directors.  The Company is not filling the position of chief operating officer; those responsibilities will be assumed by Mr. MacKenna.

In a joint statement, Board Chairman Patrick Manning and Mr. MacKenna, said, “On behalf of the over 1,600 employees that comprise the Sterling team, we thank Joe for his 40 years of outstanding service to our Company.  Through his leadership and vision, Sterling has grown into a successful, well-capitalized, geographically-diverse heavy civil construction company.  We are fortunate that Joe has agreed to remain on the Board so that Sterling will continue to benefit from his experience, insights and practical wisdom for which he is well known.”

Separately, the Company announced that it has promoted Craig Allen, Human Resources Director to Senior Vice President and Chief Human Resources Officer.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

Contact:	Investor Relations Counsel
Sterling Construction Company, Inc.	The Equity Group Inc.
Brian Manning, P.E.	Fred Buonocore 212-836-9607
EVP & Chief Business Development Officer	Linda Latman 212-836-9609
Elizabeth Brumley
EVP, CFO & Treasurer 281-821-9091